Housecall Medical Resources, Inc.
                                            Exhibit 11
                       Statement Regarding Computation of Earnings Per Share
                             (in thousands, except for per share data)

                                                                   Three months ending
                                                                      September 30,
                                                                 -----------------------
                                                                 1995             1996
                                                                 ----             ----
PRIMARY:

Weighted average common shares outstanding                       5,993           10,219

Net effect of dilutive stock options and warrants -
  based on the treasury stock method using period end
  market price                                                     601              967

Adjustment for stock and options issued within
  one year of January 29, 1996 in accordance
  with SAB 83                                                      530                 -
                                                                ------           -------
Weighted average common shares and equivalents
  outstanding                                                    7,124           11,186

Net income attributable to common stockholders                 $   482         $    108
                                                                ======           ======

Per share amount                                               $  0.07         $   0.01
                                                                ======           ======
FULLY DILUTED:

Weighted average common shares outstanding                      5,993            10,219

Net effect of dilutive stock options and warrants -
  based on the treasury stock method using period end
  market price                                                    612               735

Adjustment for stock and options issued within
  one year of January 29, 1996 in accordance
  with SAB 83                                                     530                  -
                                                                -----             ------
Weighted average common shares and equivalents
  outstanding                                                   7,135             10,954
                                                                =====             ======

Net income attributable to common stockholders                 $  482          $     108
                                                                =====             ======
Per share amount                                               $ 0.07          $    0.01
                                                                =====             ======